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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34451) pertaining to the 1988 Stock Option Plan, 1989 Stock Option Plan, 1990 Stock Option Plan, and the Original Stock Plan of Amtech Corporation, and in the Registration Statement (Form S-8 No. 33-53010) pertaining to the Amtech Corporation 1992 Stock Option Plan, and in the Registration Statement (Form S-8 No. 33-65061) pertaining to the Amtech Corporation 1995 Long-Term Incentive Plan, of our report dated February 15, 1996, with respect to the consolidated financial statements of Amtech Corporation incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1995.



                                                           /s/ Ernst & Young LLP


Dallas, Texas
March 18, 1996